EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Consolidated Water Co. Ltd.:

We consent to the incorporation by reference in the Registration Statement (No. 333-10206) of Consolidated Water Co. Ltd. on Form S-8 of our report dated March 16, 2017, with respect to our audits the consolidated financial statements of Consolidated Water Co. Ltd. as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and our report dated March 16, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of Consolidated Water Co. Ltd. as of December 31, 2016, which reports are included in this Annual Report on Form 10-K of Consolidated Water Co. Ltd. For the year ended December 31, 2016.

/s/ Marcum LLP

Fort Lauderdale, Florida
March 16, 2017